Exhibit 99.1

CONTACT INFORMATION

Investor Relations

Contact:	Mary Kay Ladone, Senior Vice President, Corporate Development, Strategy and Investor Relations
Phone:	312-819-9387
Email:	MaryKay.Ladone@hill-rom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	Howard.Karesh@hill-rom.com

HILL-ROM REPORTS FISCAL SECOND QUARTER FINANCIAL RESULTS

New Product Momentum, Solid Execution Drives Revenue Growth and Margin Expansion

Company Raises Fiscal 2019 Core Revenue Growth Guidance
and Narrows Adjusted EPS Guidance Range

CHICAGO, April 26, 2019 -- Hill-Rom Holdings, Inc. (NYSE: HRC), today announced financial results for the fiscal second quarter ended March 31, 2019, and updated its fiscal 2019 financial outlook.

For the fiscal second quarter, Hill-Rom reported worldwide revenue of $714 million and GAAP earnings of $0.74 per diluted share. These results reflect the new revenue recognition accounting standard, ASC 606, which the company adopted on a modified retrospective basis beginning in the fiscal first quarter 2019. The company’s unaudited 2018 modified financial schedules reflecting the adoption of ASC 606 are available as supplemental schedules on the company’s website.

On a comparable basis under ASC 606, fiscal second quarter adjusted earnings of $1.14 per diluted share advanced 12 percent over the prior-year period and exceeded the company’s guidance of $1.09 to $1.11 per diluted share. These results reflect accelerated core revenue growth, continued margin expansion and strategic investments to drive future growth.

“We are pleased to deliver another strong quarter of accelerated core revenue growth, positive new product momentum across our diversified portfolio, and financial results that exceeded our guidance,” said John P. Groetelaars, Hill-Rom’s president and chief executive officer. “This performance reflects the power of our global brand, strong customer relationships, and increasing demand for our innovative technologies and solutions. We continue to execute on our strategic priorities and vision of advancing connected care to enhance outcomes for patients and their caregivers.”

Fiscal Second Quarter 2019 Revenue

Worldwide reported revenue of $714 million in the fiscal second quarter increased 1 percent, or 3 percent on a constant currency basis under ASC 606 in both the current and prior periods. Hill-Rom’s core revenue advanced 6 percent, exceeding the company’s guidance of approximately 4 percent growth. Core revenue excludes foreign currency, divestitures, and non-strategic assets the company may exit, including the Surgical Solutions international OEM business.

By reporting segment (under ASC 606):

•
Patient Support Systems: Patient Support Systems revenue of $360 million increased 3 percent on a reported basis, or 5 percent on a constant currency basis. Core revenue advanced 9 percent, primarily the result of continued double-digit growth in key product categories in the U.S., including med-surg bed systems, Clinical Workflow Solutions, and safe patient handling equipment.

•
Front Line Care: Front Line Care generated revenue of $243 million, an increase of 2 percent on a reported basis, or 4 percent on a constant currency basis, driven primarily by the performance of new products in respiratory care, vital signs monitoring, and the vision care portfolio.

•
Surgical Solutions: Surgical Solutions revenue of $112 million declined 5 percent on a reported basis, or 2 percent on a constant currency basis. Core revenue increased 1 percent, reflecting a difficult comparison resulting from the timing of large capital projects and hurricane recovery in the prior-year period.

Recent Highlights

Supporting Hill-Rom strategies and financial performance were several achievements aimed at advancing Hill-Rom's innovation, transforming the portfolio, and delivering sustainable value to shareholders. Highlights include:

•
Achieving more than $200 million in new product revenue through the first six months of fiscal 2019. Contributing to this performance are several innovative products such as the Centrella® Smart+ bed, Welch Allyn® Connex® Spot Monitor, Monarch® Airway Clearance System, the company’s vision care portfolio, and Integrated Table Motion for the da Vinci Xi® Surgical System.

•
Advancing the company’s digital and mobile communications platform with the acquisition of Voalte, Inc., a pioneer and leader in mobile healthcare communications. Voalte serves more than 200 healthcare customers with more than 84,000 devices on its unique mobile platform. This combination accelerates Hill-Rom’s leadership in care communications and advances the company’s digital and mobile communication platform and capabilities.

•
Earning U.S. Department of Defense (DoD) Conditional Authority to Operate for the Welch Allyn® Connex® monitoring systems, Connex® vital signs connectivity solutions, and the ELI™ 380 resting ECG (electrocardiograph device). The DoD authorization allows these Hill-Rom vital signs monitoring systems and resting ECG devices to be connected to DoD healthcare system networks in the U.S. and internationally.

•
Generating significant operating cash flow of $158 million year-to-date and returning value to shareholders. Hill-Rom raised its dividend for the ninth consecutive year, and to date has returned $106 million to shareholders through dividends and share repurchases in fiscal 2019.

“Given our progress and strong first half performance, we are raising our full-year core revenue guidance and narrowing our adjusted earnings guidance range, while absorbing modest dilution from the Voalte acquisition,” continued Mr. Groetelaars. “We remain committed to driving sustainable and profitable growth as we continue to selectively invest to enhance our commercial capabilities, expand internationally, and drive innovation which will position our company for long-term success.”

Fiscal 2019 Financial Outlook

Hill-Rom updated its 2019 full-year financial outlook, which now incorporates the impact of the Voalte acquisition. Hill-Rom now expects revenue to increase 2 to 3 percent on a reported basis, 3 to 4 percent on a constant currency basis, and core revenue to increase 5 to 6 percent including the contribution from Voalte. Hill-Rom now expects 2019 adjusted earnings, excluding special items, of $5.02 to $5.06 per diluted share, and approximately $420 million in operating cash flow.

For the fiscal third quarter 2019, Hill-Rom expects revenue to increase approximately 2 percent on a reported basis, 3 percent on a constant currency basis, and core revenue to increase 4 to 5 percent including the contribution from Voalte. The company expects adjusted earnings, excluding special items, of $1.20 to $1.22 per diluted share.

Discussion of Adjusted Financial Measures

In addition to the results reported in accordance with GAAP, Hill-Rom routinely provides gross margin, operating margin, income tax expense, and earnings per diluted share results on an adjusted basis because the company’s management believes these measures contribute to an understanding of our financial performance, provide additional analytical tools to understand our results from core operations, and reveal underlying operating trends. These measures exclude strategic developments, acquisition and integration costs, regulatory costs related to updating existing product registrations to comply with the European Medical Device Regulations, special charges, the transitional impacts of U.S. tax reform legislation, change in tax accounting methods, other tax law changes and expenses associated with these tax items, the impacts of significant litigation matters, and other unusual events. The company also excludes expenses associated with the amortization of purchased intangible assets. These adjustments are made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income and earnings per diluted share.

Management uses these measures internally for planning, forecasting, and evaluating the performance of the business. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

The company also routinely provides earnings per diluted share guidance on an adjusted basis. This excludes the impact of intangible asset amortization associated with prior business acquisitions, which we expect to be $1.27 to $1.33 per diluted share for the fiscal year. Management also does not include adjusted items such as strategic developments, acquisition and integration costs, special charges, and other unusual items in our guidance because such items are evaluated on an ongoing basis, can be highly variable and cannot be reasonably predicted. As such, prospective quantification of these items is not feasible, and a full reconciliation of non-GAAP earnings per diluted share guidance to GAAP earnings per diluted share has not been provided. However, as a result of acquisitions, our ongoing portfolio and business optimization initiatives, and any change to the transitional impacts from U.S. tax reform legislation, we do expect adjusted items we have not predicted to potentially be significant to our GAAP measures including gross margin, operating margin, income tax expense, and earnings per diluted share.

The company also presents certain results on a constant currency basis, which compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. Management monitors sales performance on an adjusted basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.

Conference Call Webcast and Dial-in Information
The company will host a conference call and webcast today beginning at 7:00 a.m. (CT) / 8:00 a.m. (ET).
Conference Call Audio Only Dial-in Information: To participate in the conference call, dial (844) 654-5620 (domestic) or (647) 253-8654 (international). Please dial into the call at least 10 minutes prior to the start to allow time to connect. The confirmation code is 4779188.
Webcast: A simultaneous webcast of the call will be accessible via the company's website at www.hill-rom.com.
Presentation: A supplementary presentation will be posted to Hill-Rom’s website prior to the webcast.
A recording of the webcast/call audio will be available for telephone replay through May 3, 2019. To access the replay, dial (800) 585-8367 (domestic) or (416) 621-4642 (international). For the replay, callers will need to use confirmation code 4779188. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at www.hill-rom.com.
About Hill-Rom Holdings, Inc.

Hill-Rom is a leading global medical technology company with more than 10,000 employees worldwide. We partner with health care providers in more than 100 countries, across all care settings, by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency and Respiratory Health. Our innovations ensure caregivers have the products they need to help diagnose, treat and protect their patients; speed up recoveries; and manage conditions. Every day, around the world, we enhance outcomes for patients and their caregivers. Learn more at hill-rom.com.
Disclosure Regarding Forward-Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the company's future plans, proposed divestitures, product launches, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the company's actual results could differ materially from those set forth in any forward-looking statements. For a more in-depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no obligation to update or revise any forward-looking statements, unless required by law.

The following table reflects the Condensed Consolidated Statements of Income for the quarter and year to date periods ended March 31, 2019, reported under ASC 606, and for the quarter and year to date periods ended March 31, 2018, reported under ASC 605:

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In millions, except per share data, unaudited)

	Quarter Ended March 31		Year Ended March 31
	2019 [1]	2018 [2]	2019 [1]	2018 [2]
Net revenue
Product sales and service	$636.5	$610.7	$1,248.1	$1,185.9
Rental revenue	77.7	99.8	149.6	194.3
Total net revenue	714.2	710.5	1,397.7	1,380.2
Cost of net revenue
Cost of goods sold	322.7	313.7	639.0	617.8
Rental expenses	38.9	46.4	76.1	92.4
Total cost of net revenue	361.6	360.1	715.1	710.2
Gross profit
Product sales and service	313.8	297.0	609.1	568.1
Rental	38.8	53.4	73.5	101.9
Total gross profit	352.6	350.4	682.6	670.0
As a percentage of sales	49.4%	49.3%	48.8%	48.5%

Research and development expenses	36.6	34.7	69.8	67.0
Selling and administrative expenses	231.2	232.7	449.2	454.4
Special charges	3.5	36.9	11.5	50.4

Operating profit	81.3	46.1	152.1	98.2

Other income (expense), net	(20.6)	(24.6)	(41.8)	(45.9)

Income tax expense (benefit)	11.2	(7.0)	18.6	(64.5)

Net income	49.5	28.5	91.7	116.8

Diluted earnings per share	$0.74	$0.42	$1.36	$1.73

Average diluted common shares outstanding (in thousands)	67,344	67,597	67,525	67,508

Dividends per common share	$0.21	$0.20	$0.41	$0.38
1 Reported under ASC 606
2 Reported under ASC 605

Hill-Rom Holdings, Inc. and Subsidiaries
Revenue Constant Currency
(In millions, unaudited)

The following table reflects sales growth data for the quarter ended March 31, 2019, reported under ASC 606, and for the quarter ended March 31, 2018, reported under ASC 605:

					U.S.	OUS
	Quarter Ended March 31		Change As	Constant	Change As	Change As	Constant
	2019 [1]	2018 [2]	Reported	Currency	Reported	Reported	Currency

Product sales and service	$636.5	$610.7	4.2%	6.4%	12.6%	(9.4)%	(3.6)%

Rental revenue	77.7	99.8	(22.1)%	(21.2)%	(23.5)%	(11.2)%	(4.3)%

Total net revenue	$714.2	$710.5	0.5%	2.5%	5.8%	(9.5)%	(3.7)%

Patient Support Systems	359.6	355.0	1.3%	3.0%	7.4%	(13.1)%	(7.2)%

Front Line Care	243.1	237.9	2.2%	3.9%	4.5%	(2.8)%	2.7%

Surgical Solutions	111.5	117.6	(5.2)%	(1.8)%	2.2%	(11.6)%	(5.2)%

Total net revenue	$714.2	$710.5	0.5%	2.5%	5.8%	(9.5)%	(3.7)%

OUS - Outside of the United States
1 Reported under ASC 606
2 Reported under ASC 605

The following table reflects sales growth data for the year to date period ended March 31, 2019, reported under ASC 606, and for the year to date period ended March 31, 2018, reported under ASC 605:

					U.S.	OUS
	Year to Date Ended March 31		Change As	Constant	Change As	Change As	Constant
	2019 [1]	2018 [2]	Reported	Currency	Reported	Reported	Currency

Product sales and service	$1,248.1	$1,185.9	5.2%	6.9%	11.4%	(5.2)%	(0.7)%

Rental revenue	149.6	194.3	(23.0)%	(22.4)%	(24.5)%	(11.1)%	(6.2)%

Total net revenue	$1,397.7	$1,380.2	1.3%	2.8%	4.7%	(5.5)%	(1.0)%

Patient Support Systems	700.6	689.4	1.6%	3.0%	4.7%	(6.0)%	(1.3)%

Front Line Care	476.5	462.5	3.0%	4.3%	4.9%	(1.1)%	3.0%

Surgical Solutions	220.6	228.3	(3.4)%	(0.9)%	4.0%	(9.7)%	(5.1)%

Total net revenue	$1,397.7	$1,380.2	1.3%	2.8%	4.7%	(5.5)%	(1.0)%

OUS - Outside of the United States
1 Reported under ASC 606
2 Reported under ASC 605

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(In millions, except per share data, unaudited)

	Quarter Ended March 31, 2019 [2]					Quarter Ended March 31, 2018 [3]
	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]	Gross Margin	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]
GAAP Basis	49.4%	11.4%	$60.7	$11.2	$0.74	49.3%	6.5%	$21.5	$(7.0)	$0.42
Adjustments:
Acquisition and integration costs	—%	0.2%	1.6	0.3	0.02	—%	0.4%	2.6	0.7	0.03
Acquisition-related intangible asset amortization	—%	3.8%	27.3	6.4	0.31	—%	3.8%	27.0	6.9	0.30
Regulatory compliance costs	—%	0.5%	3.3	0.9	0.04	—%	0.1%	0.8	0.2	0.01
Litigation expenses	—%	—	—	—	—	—%	0.3%	1.8	0.4	0.02
Special charges	—%	0.5%	3.5	0.9	0.04	—%	5.2%	36.9	9.7	0.40
Tax law and method changes	—%	—%	—	—	—	—%	—%	—	8.5	(0.12)
Adjusted Basis	49.4%	16.4%	$96.4	$19.7	$1.14	49.3%	16.2%	$90.6	$19.4	$1.05
[1] Total does not add due to rounding
[2] Reported under ASC 606
[3] Reported under ASC 605

	Year to Date Ended March 31, 2019 [2]					Year to Date Ended March 31, 2018 [3]
	Gross Margin	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]
GAAP Basis	48.8%	10.9%	$110.3	$18.6	$1.36	48.5%	7.1%	$52.3	$(64.5)	$1.73
Adjustments:
Acquisition and integration costs	—%	0.1%	1.8	0.4	0.02	—%	0.3%	4.6	1.2	0.05
Acquisition-related intangible asset amortization	—%	3.8%	53.0	12.3	0.60	—%	3.9%	53.7	13.5	0.60
Regulatory compliance costs	—%	0.4%	6.1	1.6	0.07	—%	0.1%	1.2	0.3	0.01
Litigation expenses	—%	—	—	—	—	—%	0.4%	5.8	1.5	0.06
Special charges	—%	0.8%	11.5	2.8	0.13	—%	3.7%	50.4	13.2	0.55
Tax law and method changes	—%	—%	—	1.0	(0.02)	—%	—%	—	68.8	(1.01)
Gain on disposition	—%	—%	—	—	—	—%	—%	(1.0)	—	(0.01)
Adjusted Basis	48.8%	16.1%	$182.7	$36.7	$2.16	48.5%	15.5%	$167.0	$34.0	$1.97
[1] Total does not add due to rounding
[2] Reported under ASC 606
[3] Reported under ASC 605

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions, unaudited)

The following table reflects the Condensed Consolidated Balance Sheets as of March 31, 2019, reported under ASC 606, and as of September 30, 2018, reported under ASC 605:

	March 31, 2019 [1]	September 30, 2018 [2]
Assets
Current Assets
Cash and cash equivalents	$187.0	$183.0
Trade accounts receivable, net of allowances	581.8	580.7
Inventories, net	293.8	291.7
Other current assets	118.4	100.2
Total current assets	1,181.0	1,155.6

Property, plant and equipment, net	313.3	328.3
Intangible assets
Goodwill	1,732.9	1,738.3
Other intangible assets and software, net	1,012.0	1,027.7
Other assets	128.4	110.1

Total Assets	$4,367.6	$4,360.0

Liabilities
Current Liabilities
Trade accounts payable	$169.9	$177.3
Short-term borrowings	224.7	182.5
Other current liabilities	302.7	302.6
Total current liabilities	697.3	662.4

Long-term debt	1,764.4	1,790.4
Other long-term liabilities	307.1	291.0

Total Liabilities	2,768.8	2,743.8

Total Shareholders' Equity	1,598.8	1,616.2

Total Liabilities and Shareholders' Equity	$4,367.6	$4,360.0
1 Reported under ASC 606
2 Reported under ASC 605

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions, unaudited)

The following table reflects the Condensed Consolidated Statements of Statements of Cash Flows for the year to date ended March 31, 2019, reported under ASC 606, and for the year to date ended March 31, 2018, reported under ASC 605:

	Year to Date Ended March 31
	2019 [1]	2018 [2]
Operating Activities
Net income	$91.7	$116.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, plant, equipment and software	36.4	45.1
Acquisition-related intangible asset amortization	53.0	53.7
Amortization of debt discounts and issuance costs	3.2	3.7
Benefit for deferred income taxes	(8.2)	(89.2)
(Gain) loss on disposal of property, equipment leased to others, intangible assets, and impairments	(0.2)	(0.6)
Loss on disposition of businesses	—	22.4
Stock compensation	16.9	15.8
Change in working capital excluding cash, current debt, acquisitions and dispositions:
Trade accounts receivable	24.0	45.7
Inventories	(1.5)	(29.0)
Other current assets	3.7	(37.9)
Trade accounts payable	(6.6)	(8.7)
Accrued expenses and other liabilities	(53.9)	(35.8)
Other, net	(0.3)	23.6
Net cash provided by operating activities	158.2	125.6
Investing Activities
Purchases of property, plant, equipment and software	(31.4)	(51.4)
Proceeds on sale of property and equipment leased to others	3.1	3.7
Payment for acquisition of intangible assets	(17.1)	—
Payments for acquisitions of investments	(26.6)	—
Proceeds on sale of business	—	1.0
Other, net	0.2	(1.0)
Net cash used in investing activities	(71.8)	(47.7)
Financing Activities
Payments of long-term debt	(0.1)	(54.9)
Borrowings on Revolving Credit Facility	110.0	75.0
Payments on Revolving Credit Facility	(105.0)	(95.0)
Borrowings on Securitization Program	4.9	51.4
Payments on Securitization Program	(4.9)	(37.3)
Borrowings on Note Securitization Facility	37.5	—
Payments on Note Securitization Facility	(28.4)	—
Payments of cash dividends	(27.4)	(25.1)
Proceeds on exercise of stock options	8.6	10.5
Stock repurchases for stock award withholding obligations	(4.0)	(4.4)
Stock repurchases in the open market	(75.0)	—
Other, net	3.7	4.0
Net cash used in financing activities	(80.1)	(75.8)
Effect of exchange rate changes on cash	(2.3)	5.1
Net Cash Flows	4.0	7.2
Cash and Cash Equivalents:
At beginning of period	183.0	231.8
At end of period	$187.0	$239.0
1 Reported under ASC 606
2 Reported under ASC 605